EXHIBIT 23.2
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Prospectus Supplement to Registration Statement No. 333-136147 on Form S-3, Registration Statement No. 333-136148 on Form S-3 and Registration Statement No. 333-136145 on Form S-8 of our report dated March 8, 2007, relating to the financial statements of Place Portfolio Lessee, LLC as of and for the year ended December 31, 2006, appearing in the Annual Report on Form 10-K of Education Realty Trust, Inc., filed with the Securities and Exchange Commission on or about February 29, 2008, and to the reference to Windham Brannon, P.C. under the heading “Experts” in the Prospectus Supplement, which is part of this Registration Statement.
At May 10, 2007, we are no longer independent with respect to Place Portfolio Lessee, LLC under Rule 3523 of the independence standards of the Public Company Accounting Oversight Board due to individual tax services provided for an executive of Place Portfolio Lessee, LLC.
/s/ Windham Brannon, P.C.
Atlanta, Georgia
February 29, 2008